Exhibit (99.1)

EASTMAN KODAK COMPANY


Kodak Increases Financial Flexibility
with $2.7 Billion Underwritten Senior Secured Credit Facilities


ROCHESTER, N.Y., August 15 - Eastman Kodak Company announced today that it has increased its financial flexibility by concluding negotiations on an underwritten commitment for $2.7 billion of senior secured credit facilities.
  These facilities will be comprised of a $1.0 to $1.2 billion five-year revolving credit facility to be used for general corporate purposes, which will replace the Company's existing five-year credit facility expiring in July 2006, and the remainder in term loans to be used to repay existing company debt primarily arising out of the acquisition of Creo, which was completed on June 15, 2005.
  The facilities are fully underwritten by Citigroup Global Markets Inc., who will also serve as the lead arranger for the syndication of these facilities. Kodak and Citigroup expect the syndication of these facilities to be completed over the next two months. Specific terms of the financing will be made available upon completion of the syndication.
  "We are pleased with the continued excellent support of Citigroup, our lead bank and underwriter on this transaction, and on the progress made to line up this important financing for the Company," said Robert H. Brust, Chief Financial Officer, Eastman Kodak Company. "This further strengthens Kodak's financial position in support of our digital growth strategy. Now that we have completed the major acquisitions necessary to fulfill our digital strategy, we have every intention of paying down debt and increasing our cash balance."